Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under Item 5 in the Form 10-Q dated August 13, 2018, of Renewable Energy Acquisition Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 10-Q.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
August 13, 2018